Exhibit 99.1
Freddie Mac Reports Net Income of $1.8 Billion for Fourth Quarter 2022
and $9.3 Billion for Full-Year 2022

Making Home Possible for 2.5 Million Households in 2022
•Financed 1.8 million mortgages, with 58% of eligible loans being affordable to low- to moderate-income families, and enabled 444,000 first-time homebuyers to purchase a home
•Financed 693,000 rental units, with 96% of eligible units being affordable to low- to moderate-income families

Fourth Quarter 2022 Financial Results

Market Liquidity Provided - $104 Billion	Homes and Rental Units Financed - 504,000	Net Worth - $37.0 Billion	Total Mortgage Portfolio - $3.4 Trillion

Consolidated
•Net income of $1.8 billion, a decrease of 36% year-over-year, primarily driven by lower net revenues and a credit reserve build in Single-Family
•Net revenues of $4.8 billion, a decrease of 13% year-over-year, primarily driven by a decline in non-interest income
•Provision for credit losses of $0.6 billion, up from $0.1 billion in the fourth quarter of 2021, primarily driven by declining observed and forecasted house price appreciation, partially offset by lower purchase volumes
•New business activity of $75 billion, down 72% year-over-year, as refinance activity slowed due to rising mortgage interest rates. Full-year 2022 activity of $541 billion, down 56% year-over-year
•Mortgage portfolio of $3.0 trillion, up 7% year-over-year, driven by an increase in average portfolio loan size and a higher share of single-family mortgage debt outstanding
•Serious delinquency rate of 0.66%, down from 1.12% at December 31, 2021, primarily driven by a decline in loans in forbearance
•Completed approximately 22,000 loan workouts
•61% of mortgage portfolio covered by credit enhancements
•New business activity of $29 billion, up 16% year-over-year. Full-year 2022 activity of $73 billion, up 4% year-over-year, primarily driven by a larger loan purchase cap available during 2022
•Mortgage portfolio of $429 billion, up 3% year-over-year, primarily driven by new business activity, partially offset by increased borrower payoff activity driven by market conditions
•Delinquency rate of 0.12%, up from 0.08% at December 31, 2021
•93% of mortgage portfolio covered by credit enhancements

"In a year with significant volatility and a challenging macroeconomic environment, Freddie Mac made home possible for 2.5 million families, while delivering solid financial results. Looking ahead, we expect to place even more emphasis on our mission by further advancing our affordable, sustainable, and equitable housing plans without compromising safety and soundness. We expect to accomplish these objectives by leveraging our talented workforce, collaborating with market participants to find new solutions, and continuously working to effectively manage risk. These actions will enable Freddie Mac to continue to build financial strength and stability that is central to fulfilling our mission."

Michael J. DeVito
Chief Executive Officer

Net Revenues $4.8 Billion Net Income $1.8 Billion Comprehensive Income $1.8 Billion

Single-Family

Net Revenues $4.2 Billion Net Income $1.5 Billion Comprehensive Income $1.5 Billion

Multifamily

Net Revenues $0.6 Billion Net Income $0.3 Billion Comprehensive Income $0.3 Billion

Freddie Mac Fourth Quarter and Full-Year 2022 Financial Results
February 22, 2023

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $1.8 billion for the fourth quarter of 2022, a decrease of 36% year-over-year, primarily driven by lower net revenues and a credit reserve build in Single-Family.
Net revenues were $4.8 billion for the fourth quarter of 2022, down 13% year-over-year, primarily driven by a decline in non-interest income. Net interest income for the fourth quarter of 2022 was $4.6 billion, down 4% year-over-year, primarily driven by lower deferred fee income due to slower prepayments as a result of higher mortgage interest rates. Non-interest income for the fourth quarter of 2022 was $0.2 billion, down 70% year-over-year, primarily driven by a decline in net investment gains in both Single-Family and Multifamily.
Provision for credit losses was $0.6 billion for the fourth quarter of 2022, up from $0.1 billion for the fourth quarter of 2021, primarily driven by declining observed and forecasted house price appreciation, partially offset by lower purchase volumes.
Non-interest expense for the fourth quarter of 2022 was $2.0 billion, up 3% year-over-year, primarily driven by higher credit enhancement expense as a result of a higher volume of outstanding credit risk transfer transactions and higher spreads on recent transactions.
Full-Year 2022 Financial Results
Freddie Mac reported net income of $9.3 billion for full-year 2022, a decrease of 23% year-over-year, primarily driven by a credit reserve build in Single-Family.
Net revenues were $21.3 billion for full-year 2022, down 3% year-over-year, as higher net interest income in Single-Family was offset by a decline in non-interest income in Multifamily. Net interest income for full-year 2022 was $18.0 billion, up 2% year-over-year, as continued mortgage portfolio growth and higher average portfolio guarantee fee rates were partially offset by lower deferred fee income due to slower prepayments as a result of higher mortgage interest rates. Non-interest income for full-year 2022 was $3.3 billion, down 25% year-over-year, primarily driven by a decrease in net investment gains in Multifamily.
Provision for credit losses was $1.8 billion for full-year 2022, compared to a benefit for credit losses of $1.0 billion for full-year 2021, primarily driven by declining observed and forecasted house price appreciation.
Non-interest expense for full-year 2022 remained $7.8 billion, as higher credit enhancement expense driven by a higher volume of outstanding credit risk transfer transactions and higher spreads on transactions executed during 2022 was offset by a benefit for credit enhancement recoveries due to an increase in expected credit losses on covered loans.

Freddie Mac Fourth Quarter and Full-Year 2022 Financial Results
February 22, 2023

Summary of Consolidated Statements of Income and Comprehensive Income

(Dollars in millions)	4Q 2022	3Q 2022	Change	4Q 2021	Change	2022	2021
Net interest income	$4,588	$4,554	$34	$4,756	($168)	$18,005	$17,580
Non-interest income	245	627	(382)	809	(564)	3,259	4,371
Net revenues	4,833	5,181	(348)	5,565	(732)	21,264	21,951
(Provision) benefit for credit losses	(575)	(1,796)	1,221	(138)	(437)	(1,841)	1,041
Non-interest expense	(2,042)	(1,825)	(217)	(1,992)	(50)	(7,819)	(7,793)
Income before income tax expense	2,216	1,560	656	3,435	(1,219)	11,604	15,199
Income tax expense	(453)	(247)	(206)	(691)	238	(2,277)	(3,090)
Net income	1,763	1,313	450	2,744	(981)	9,327	12,109
Other comprehensive income (loss) , net of taxes and reclassification adjustments	25	(181)	206	(22)	47	(342)	(489)
Comprehensive income	$1,788	$1,132	$656	$2,722	($934)	$8,985	$11,620

Conservatorship metrics (in millions)
Net worth	$37,018	$35,230	$1,788	$28,033	$8,985	$37,018	$28,033
Senior preferred stock liquidation preference	107,878	106,746	1,132	97,959	9,919	107,878	97,959
Remaining Treasury funding commitment	140,162	140,162	—	140,162	—	140,162	140,162
Cumulative dividend payments to Treasury	119,680	119,680	—	119,680	—	119,680	119,680
Cumulative draws from Treasury	71,648	71,648	—	71,648	—	71,648	71,648

Freddie Mac Fourth Quarter and Full-Year 2022 Financial Results
February 22, 2023

Single-Family Segment
Financial Results
Net Revenues
(In billions)

Net Income
(In billions)
Comprehensive Income
(In billions)

(Dollars in millions)	4Q 2022	3Q 2022	Change	4Q 2021	Change	2022	2021
Net interest income	$4,363	$4,363	$—	$4,425	($62)	$17,067	$16,273
Non-interest income	(118)	58	(176)	277	(395)	1,684	954
Net revenues	4,245	4,421	(176)	4,702	(457)	18,751	17,227
(Provision) benefit for credit losses	(521)	(1,784)	1,263	(157)	(364)	(1,772)	919
Non-interest expense	(1,863)	(1,653)	(210)	(1,791)	(72)	(7,148)	(7,075)
Income before income tax expense	1,861	984	877	2,754	(893)	9,831	11,071
Income tax expense	(381)	(141)	(240)	(555)	174	(1,929)	(2,251)
Net income	1,480	843	637	2,199	(719)	7,902	8,820
Total other comprehensive income (loss), net of taxes and reclassification adjustments	22	(39)	61	5	17	(24)	(379)
Comprehensive income	$1,502	$804	$698	$2,204	($702)	$7,878	$8,441
Fourth Quarter 2022
Net income of $1.5 billion, down 33% year-over-year.
•Net revenues were $4.2 billion, down 10% year-over year. Net interest income was $4.4 billion, down 1% year-over-year, as continued mortgage portfolio growth and higher average portfolio guarantee fee rates were offset by lower deferred fee income due to slower prepayments as a result of higher mortgage interest rates. Non-interest income was a loss of $0.1 billion for the fourth quarter of 2022, compared to non-interest income of $0.3 billion for the fourth quarter of 2021, primarily driven by interest-rate-related fair value losses and lower gains on sales of mortgage loans due to lower volume.
•Provision for credit losses was $0.5 billion for the fourth quarter of 2022, up from $0.2 billion in the fourth quarter of 2021, primarily driven by declining observed and forecasted house price appreciation, partially offset by lower purchase volumes.
Full-Year 2022
Net income of $7.9 billion, down 10% year-over-year.
•Net revenues were $18.8 billion, up 9% year-over-year. Net interest income was $17.1 billion, up 5% year-over-year, as continued mortgage portfolio growth and higher average portfolio guarantee fee rates were partially offset by lower deferred fee income due to slower prepayments as a result of higher mortgage interest rates. Non-interest income was $1.7 billion, up 77% year-over-year, primarily driven by gains on commitments to hedge the Single-Family securitization pipeline in the first quarter of 2022.
•Provision for credit losses was $1.8 billion for full-year 2022, compared to a benefit for credit losses of $0.9 billion for full-year 2021, primarily driven by declining observed and forecasted house price appreciation.

Freddie Mac Fourth Quarter and Full-Year 2022 Financial Results
February 22, 2023

Single-Family Segment
Business Results
New Business Activity
(UPB in billions)

Mortgage Portfolio
(UPB in billions)

Serious Delinquency Rate

	4Q 2022	3Q 2022	Change	4Q 2021	Change	2022	2021
New Business Statistics:
Single-Family homes funded (in thousands)	252	392	(140)	955	(703)	1,803	4,236
Purchase borrowers (in thousands)	200	297	(97)	357	(157)	1,039	1,378
Refinance borrowers (in thousands)	52	95	(43)	598	(546)	764	2,858
Affordable to low- to moderate-income families (%)(1)	57	56	1	54	3	58	52
First-time homebuyers (%)(2)	49	49	—	46	3	49	46
Average estimated guarantee fee rate (bps)	51	54	(3)	47	4	51	49
Weighted average original loan-to-value (LTV) (%)	78	78	—	71	7	75	71
Weighted average original credit score	747	747	0	748	(1)	746	753
UPB covered by new CRT issuance (in billions)	$58	$136	($78)	$242	($184)	$553	$828
Portfolio Statistics:
Average estimated guarantee fee rate (bps)	48	48	—	46	2	48	46
Weighted average current LTV (%)	54	53	1	55	(1)	54	55
Weighted average current credit score	756	756	—	756	—	756	756
Loan count (in millions)	13.6	13.6	—	13.1	0.5	13.6	13.1
Credit-Related Statistics:
Loan workout activity (in thousands)	22	28	(6)	62	(40)	136	317
Credit enhancement coverage (%)	61	61	—	53	8	61	53
(1) Eligible loans acquired affordable to families earning at or below 120% of area median income (AMI).
(2) First-time homebuyers as a percentage of purchase borrowers with loans secured by primary residences.
Fourth Quarter 2022 Business Highlights
•The company provided funding for 252,000 single-family loans, 200,000 of which were purchase loans, as refinance activity slowed due to higher mortgage interest rates. First-time homebuyers represented 49% of new single-family home purchase loans.
•Single-Family loan workout activity decreased to 22,000 from 62,000 in the fourth quarter of 2021, as the overall forbearance population continued to decline.
•Credit enhancement coverage of the Single-Family mortgage portfolio increased to 61% from 53% in the fourth quarter of 2021, primarily due to the new business activity included in credit risk transfer (CRT) transactions.

Freddie Mac Fourth Quarter and Full-Year 2022 Financial Results
February 22, 2023

Multifamily Segment
Financial Results

Net Revenues
(In billions)

Net Income
(In billions)

Comprehensive Income
(In billions)

(Dollars in millions)	4Q 2022	3Q 2022	Change	4Q 2021	Change	2022	2021
Net interest income	$225	$191	$34	$331	($106)	$938	$1,307
Non-interest income	363	569	(206)	532	(169)	1,575	3,417
Net revenues	588	760	(172)	863	(275)	2,513	4,724
(Provision) benefit for credit losses	(54)	(12)	(42)	19	(73)	(69)	122
Non-interest expense	(179)	(172)	(7)	(201)	22	(671)	(718)
Income before income tax expense	355	576	(221)	681	(326)	1,773	4,128
Income tax expense	(72)	(106)	34	(136)	64	(348)	(839)
Net income	283	470	(187)	545	(262)	1,425	3,289
Total other comprehensive income (loss), net of taxes and reclassification adjustments	3	(142)	145	(27)	30	(318)	(110)
Comprehensive income	$286	$328	($42)	$518	($232)	$1,107	$3,179
Fourth Quarter 2022
Net income of $0.3 billion, down 48% year-over-year.
•Net revenues were $0.6 billion, down 32% year-over-year. Net interest income was $0.2 billion, down 32% year-over-year. Non-interest income was $0.4 billion, down 32% year-over-year, primarily due to lower net investment gains, driven by a decline in revenue from held-for-sale loan purchase and securitization activity as a result of lower volumes and lower margins.
Full-Year 2022
Net income of $1.4 billion, down 57% year-over-year.
•Net revenues were $2.5 billion, down 47% year-over-year. Net interest income was $0.9 billion, down 28% year-over-year, partially driven by higher costs on an increased volume of When-Issued K-Deals. Non-interest income was $1.6 billion, down 54% year-over-year, primarily due to lower net investment gains, driven by spread widening as well as a decline in revenue from held-for-sale loan purchase and securitization activity as a result of lower volumes and lower margins.

Freddie Mac Fourth Quarter and Full-Year 2022 Financial Results
February 22, 2023

Multifamily Segment
Business Results
New Business Activity
(UPB in billions)

Mortgage Portfolio
(UPB in billions)
Delinquency Rate

	4Q 2022	3Q 2022	Change	4Q 2021	Change	2022	2021
New Business Statistics:
Number of rental units financed (in thousands)	252	150	102	223	29	693	655
Affordable to low-income families (%)(1)	67	75	(8)	57	10	74	69
Affordable to low- to moderate-income families (%)(2)	95	96	(1)	91	4	96	94
Weighted average original LTV (%)	58	59	(1)	67	(9)	61	68
Weighted average original debt service coverage ratio	1.25	1.31	(0.06)	1.33	(0.08)	1.30	1.35
UPB covered by new CRT issuance (in billions)	$16	$11	$5	$23	($7)	$62	$84
Portfolio Statistics:
Average guarantee fee rate charged (bps)	43	43	—	42	1	43	42
Unit count (in thousands)	4,586	4,523	63	4,652	(66)	4,586	4,652
Credit-Related Statistics:
Credit enhancement coverage (%)	93	95	(2)	94	(1)	93	94
(1) Eligible units acquired affordable to families earning at or below 80% of AMI.
(2) Eligible units acquired affordable to families earning at or below 120% of AMI.
Fourth Quarter 2022 Business Highlights
•The company provided financing for 252,000 multifamily rental units. 67% of eligible multifamily rental units financed were affordable to low-income families.
•The Multifamily delinquency rate decreased slightly quarter-over-quarter and increased year-over-year. The year-over-year increase was primarily due to delinquencies related to a single loan pool having a common sponsor. The loans in the pool are included in a K Certificate with subordination.
•The UPB of mortgage loans covered by new CRT transactions decreased year-over-year, primarily due to fewer securitizations with subordination as a result of a smaller average held-for-sale securitization pipeline.
•While the mortgage portfolio increased year-over-year, total portfolio unit count decreased, primarily driven by the impact of portfolio payoffs and higher average per unit costs of newly financed multifamily properties as a result of property price appreciation.

Freddie Mac Fourth Quarter and Full-Year 2022 Financial Results
February 22, 2023

About Freddie Mac’s Conservatorship
Since September 2008, Freddie Mac has been operating under conservatorship with FHFA as Conservator. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations. The amount of funding available to Freddie Mac under the Purchase Agreement was $140.2 billion at December 31, 2022.
Pursuant to the Purchase Agreement, Freddie Mac will not be required to pay a dividend to Treasury on the senior preferred stock until it has built sufficient capital to meet the capital requirements and buffers set forth in the Enterprise Regulatory Capital Framework. As a result, the company was not required to pay a dividend to Treasury on the senior preferred stock in December 2022. As the company builds capital during this period, the quarterly increases in its Net Worth Amount have been, or will be, added to the aggregate liquidation preference of the senior preferred stock. The liquidation preference of the senior preferred stock increased to $107.9 billion on December 31, 2022 based on the increase in the Net Worth Amount during the third quarter of 2022, and will increase to $109.7 billion on March 31, 2023 based on the increase in the Net Worth Amount during the fourth quarter of 2022.
Additional Information
For more information, including information related to Freddie Mac’s financial results, conservatorship, and related matters, see the company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the company’s Fourth Quarter 2022 Financial Results Supplement. These documents are available on the Investor Relations page of the company’s website at www.FreddieMac.com.
Additional information about Freddie Mac and its business is also set forth in the company’s other filings with the SEC, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com and the SEC’s website at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.
Webcast Announcement
Management will host a conference call at 9 a.m. Eastern Time on February 22, 2023, to share the company’s results with the media. The conference call will be concurrently webcast. To access the audio webcast, use the following link: https://edge.media-server.com/mmc/p/xwruyjmi. The replay will be available on the company’s website at www.FreddieMac.com for approximately 30 days. All materials related to the call will be available on the Investor Relations page of the company’s website at www.FreddieMac.com.

Media Contact: Frederick Solomon (703) 903-3861	Investor Contact: Laurie Garthune (571) 382-4732

*    *    *    *
This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its Single-Family and Multifamily segments, its efforts to assist the housing market, liquidity and capital management, economic and market conditions and trends including, but not limited to, changes in observed and forecasted house price appreciation, its market share, the effect of legislative and regulatory developments and new accounting guidance, the credit quality of loans the company owns or guarantees, the costs and benefits of the company’s CRT transactions, the effects of natural disasters, other catastrophic events, and significant climate change effects and actions taken in response thereto on its business, results of operations, and financial condition. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments, and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury, and Congress) and state and local governments, changes in the fiscal and monetary policies of the Federal Reserve, and the impacts of legislation or regulations and new or amended accounting guidance, that could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates, and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2022, which is available on the Investor Relations page of the company’s website at www.FreddieMac.com and the SEC’s website at www.sec.gov. The company

Freddie Mac Fourth Quarter and Full-Year 2022 Financial Results
February 22, 2023

undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.
Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since its creation by Congress in 1970, the company has made housing more accessible and affordable for homebuyers and renters in communities nationwide. The company is building a better housing finance system for homebuyers, renters, lenders, and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

Freddie Mac Fourth Quarter and Full-Year 2022 Financial Results
February 22, 2023

FREDDIE MAC
Consolidated Statements of Income and Comprehensive Income

(In millions, except share-related amounts)	4Q 2022	3Q 2022	4Q 2021	2022	2021
Net interest income
Interest income	$23,816	$21,894	$16,604	$83,458	$61,527
Interest expense	(19,228)	(17,340)	(11,848)	(65,453)	(43,947)
Net interest income	4,588	4,554	4,756	18,005	17,580
Non-interest income
Guarantee income	383	125	182	783	1,032
Investment gains, net	(280)	415	519	1,969	2,746
Other income	142	87	108	507	593
Non-interest income	245	627	809	3,259	4,371
Net revenues	4,833	5,181	5,565	21,264	21,951
(Provision) benefit for credit losses	(575)	(1,796)	(138)	(1,841)	1,041
Non-interest expense
Salaries and employee benefits	(390)	(387)	(356)	(1,509)	(1,398)
Credit enhancement expense	(559)	(542)	(428)	(2,118)	(1,518)
Benefit for (decrease in) credit enhancement recoveries	44	210	(32)	236	(542)
Legislative assessments expense	(749)	(753)	(761)	(3,009)	(2,882)
Other expense	(388)	(353)	(415)	(1,419)	(1,453)
Non-interest expense	(2,042)	(1,825)	(1,992)	(7,819)	(7,793)
Income before income tax expense	2,216	1,560	3,435	11,604	15,199
Income tax expense	(453)	(247)	(691)	(2,277)	(3,090)
Net income	1,763	1,313	2,744	9,327	12,109
Other comprehensive income (loss), net of taxes and reclassification adjustments	25	(181)	(22)	(342)	(489)
Comprehensive income	$1,788	$1,132	$2,722	$8,985	$11,620
Net income	$1,763	$1,313	$2,744	$9,327	$12,109
Amounts attributable to senior preferred stock	(1,788)	(1,132)	(2,722)	(8,985)	(11,620)
Net income attributable to common stockholders	($25)	$181	$22	$342	$489
Net income per common share	($0.01)	$0.06	$0.01	$0.11	$0.15
Weighted average common shares (in millions)	3,234	3,234	3,234	3,234	3,234

Freddie Mac Fourth Quarter and Full-Year 2022 Financial Results
February 22, 2023

FREDDIE MAC
Consolidated Balance Sheets

	December 31,	December 31,
(In millions, except share-related amounts)	2022	2021
Assets
Cash and cash equivalents (includes $707 and $1,695 of restricted cash and cash equivalents)	$6,360	$10,150
Securities purchased under agreements to resell	87,295	71,203
Investment securities, at fair value	38,701	53,015
Mortgage loans held-for-sale (includes $3,218 and $10,498 at fair value)	12,197	19,778
Mortgage loans held-for-investment (net of allowance for credit losses of $7,391 and $4,947 and includes $1,214 and $0 at fair value)	3,022,318	2,828,331
Accrued interest receivable	8,529	7,474
Deferred tax assets, net	5,777	6,214
Other assets (includes $5,890 and $6,594 at fair value)	27,156	29,421
Total assets	$3,208,333	$3,025,586
Liabilities and equity
Liabilities
Accrued interest payable	$7,309	$6,268
Debt (includes $3,047 and $2,478 at fair value)	3,145,832	2,980,185
Other liabilities (includes $759 and $287 at fair value)	18,174	11,100
Total liabilities	3,171,315	2,997,553
Commitments and contingencies
Equity
Senior preferred stock (liquidation preference of $107,878 and $97,959)	72,648	72,648
Preferred stock, at redemption value	14,109	14,109
Common stock, $0.00 par value, 4,000,000,000 shares authorized, 725,863,886 shares issued and 650,059,553 shares outstanding	—	—
Retained earnings (accumulated deficit)	(45,666)	(54,993)
AOCI, net of taxes, related to:
Available-for-sale securities	(84)	297
Other	(104)	(143)
Total AOCI, net of taxes	(188)	154
Treasury stock, at cost, 75,804,333 shares	(3,885)	(3,885)
Total equity	37,018	28,033
Total liabilities and equity	$3,208,333	$3,025,586
The table below presents the carrying value and classification of the assets and liabilities of consolidated variable interest entities (VIEs) on the company's consolidated balance sheets.
	December 31,	December 31,
(In millions)	2022	2021
Assets:
Cash and cash equivalents (includes $610 and $1,595 of restricted cash and cash equivalents)	$611	$1,596
Securities purchased under agreements to resell	9,703	34,000
Investment securities, at fair value	126	420
Mortgage loans held-for-investment, net	2,971,601	2,784,626
Accrued interest receivable, net	7,944	7,019
Other assets	5,019	11,265
Total assets of consolidated VIEs	$2,995,004	$2,838,926
Liabilities:
Accrued interest payable	$6,619	$5,823
Debt	2,979,070	2,803,054
Total liabilities of consolidated VIEs	$2,985,689	$2,808,877